Exhibit 99.1

Ryman Hospitality Properties, InC. announces closing of private OFFERING of $500 MILLION of 4.750% SENIOR NOTES due 2027 and exPiration and results of tender offer for 2021 Notes

NASHVILLE, Tenn. (September 19, 2019) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced today that RHP Hotel Properties, LP (the “Operating Partnership”) and RHP Finance Corporation (together with the Operating Partnership, the “Issuers”), its indirect wholly owned subsidiaries, completed the previously announced private placement of $500 million aggregate principal amount of 4.750% senior notes due 2027 (the “notes”). The notes are senior unsecured obligations of the Issuers and are guaranteed by the Company and the Operating Partnership’s subsidiaries that guarantee the Company’s senior secured credit facility, the 5.00% senior unsecured notes due 2021 (the “2021 Notes”) and the 5.00% senior unsecured notes due 2023. The aggregate net proceeds from the sale of the notes are expected to be approximately $493 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses.

The notes were offered in the United States to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Company also announced today the expiration and results of the Issuers’ previously announced cash tender offer (the “Tender Offer”) for any and all of the 2021 Notes, which expired at 5:00 p.m., New York City time, on September 18, 2019 (the “Expiration Time”). As of the Expiration Time, $197,535,000 aggregate principal amount of 2021 Notes, or approximately 56.44% of the aggregate principal amount of 2021 Notes outstanding, had been validly tendered and not validly withdrawn, not including any 2021 Notes that may be validly tendered pursuant to guaranteed delivery procedures. Holders (as defined in the Offer to Purchase dated September 12, 2019 (the “Offer to Purchase”)) who indicated by the Expiration Time that they will deliver their 2021 Notes through the guaranteed delivery procedures set forth in the Offer to Purchase, must deliver their 2021 Notes by 5:00 p.m., New York City time, on September 20, 2019. The complete terms and conditions of the Tender Offer were set forth in the Offer to Purchase, the related letter of transmittal and the related notice of guaranteed delivery (the “Notice of Guaranteed Delivery”).

The Issuers today accepted for purchase and paid for all the 2021 Notes validly tendered in the Tender Offer at or prior to the Expiration Time and not validly withdrawn before the Expiration Time. Holders of 2021 Notes who validly tendered (and did not validly withdraw) their 2021 Notes in the Tender Offer at or prior to the Expiration Time received in cash $1,002.50 per $1,000 principal amount of 2021 Notes (the “Purchase Price”) validly tendered and accepted for purchase pursuant to the Offer to Purchase, plus accrued and unpaid interest from the April 15, 2019 interest payment date for the 2021 Notes up to, but not including, the settlement date, September 19, 2019 (the “Settlement Date”). With respect to the 2021 Notes tendered and accepted for purchase, if any, pursuant to the guaranteed delivery procedures described in the Offer to Purchase, the Holders of any such 2021 Notes will receive payment of the Purchase Price for such 2021 Notes, plus accrued and unpaid interest from the April 15, 2019 interest payment date for the 2021 Notes up to, but not including, the Settlement Date, on the settlement date for any 2021 Notes tendered pursuant to a Notice of Guaranteed Delivery, which is expected to be September 23, 2019. All accrued and unpaid interest on the 2021 Notes from the April 15, 2019 interest payment date up to, but not including, the Settlement Date will cease to accrue on the Settlement Date for all 2021 Notes accepted for purchase pursuant to the Tender Offer, including those tendered pursuant to the Notice of Guaranteed Delivery. Deutsche Bank Securities served as dealer manager for the Tender Offer and D.F. King & Co., Inc. served as the tender agent and information agent for the Tender Offer.

For additional information regarding the terms of the Tender Offer, please contact Deutsche Bank Securities by calling (855) 287-1922 (toll-free) or (212) 250-7527 (collect). Questions regarding the Tender Offer should be directed to D.F. King & Co., Inc. by calling (212) 269-5550 (for banks and brokers), or (866) 342-8290 (for all others toll free), or emailing rhp@dfking.com.

The Issuers used a portion of the net proceeds from the offering of the notes to repurchase the 2021 Notes validly tendered and accepted for purchase pursuant to the Tender Offer, including the payment of accrued and unpaid interest, and costs and expenses in connection with the Tender Offer. The Issuers intend to use substantially all of the remaining net proceeds from the offering to redeem the 2021 Notes that remain outstanding following the completion of the Tender Offer, in accordance with the indenture governing the 2021 Notes, including the payment of all accrued interest and costs and expenses in connection with the redemption of such 2021 Notes, and to repay a portion of the amounts outstanding under the Company’s revolving credit facility.

This press release does not constitute an offer to buy nor a solicitation of an offer to sell any 2021 Notes or any other securities of the Issuers, nor shall it constitute a notice of redemption under the indenture governing the 2021 Notes, nor will there be any offer or sale of any 2021 Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a real estate investment trust for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 8,114 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. The Company is also a joint venture owner of the 1,501-room Gaylord Rockies Resort & Convention Center, which is also managed by Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; 650 AM WSM, the Opry’s radio home; and Ole Red, a country lifestyle and entertainment brand.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” regarding the amount and the Company’s intended use of proceeds from the completed private placement and the planned redemption of the 2021 Notes. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
615-316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com